Exhibit U
EXECUTION VERSION
MARGIN LOAN AGREEMENT
Dated as of August 15, 2011
among
ERH NGP 8 SPV, LLC,
as Borrower
and
NOMURA SECURITIES (BERMUDA) LTD.,
as Lender

i

SCHEDULES

1.01	Additional Terms
10.02	Addresses for Notices
EXHIBITS

Form of

A	Note
B	Compliance Certificate
C	Security Agreement
D	Issuer Consent Letter
E	Irrevocable Letter of Direction
F	Transfer Agent Letter
G	Solvency Certificate

v

MARGIN LOAN AGREEMENT
This MARGIN LOAN AGREEMENT (“Agreement”) is entered into as of August 15, 2011 by and among ERH NGP 8 SPV, LLC, a Delaware limited liability company, as borrower (the “Borrower”) and NOMURA SECURITIES (BERMUDA) LTD., as lender (the “Lender”).
The Borrower has requested that the Lender provide a term loan and the Lender is willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account Control Agreement” has the meaning specified in the Security Agreement.
“Additional Loans” has the meaning specified in Section 10.20.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Average Weekly Trading Volume” means, as of any date of determination, the average weekly reported volume of trading in the Units that (x) occurred on any national securities exchange or (y) was reported through the automated quotation system of any registered securities association during the four full calendar weeks ended on the Friday immediately prior to such date, as reported by Bloomberg L.P. or, if not so reported, any successor reporting entity thereto selected by the Calculation Agent.
“AWTV Deficit” has the meaning given in Section 2.03(e).
“AWTV Limit” means, as of any date of determination, the product of (x) 2.0, (y) the Average Weekly Trading Volume as of such date and (z) the arithmetic average of the Closing Prices for all Exchange Days during the four full calendar weeks ended on the Friday immediately prior to such date.
“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.
“Base Rate” means for any day, a fluctuating rate per annum equal to the greater of (a) the Federal Funds Rate plus 1/2 of 1.00% and (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower’s Parent” means Eagle Rock Holdings NGP 8, LLC.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the laws of, or are in fact closed in, New York or Houston.
“Calculation Agent” means the Lender or any Affiliate of the Lender on its behalf; provided that if any Insolvency Event shall occur with respect to the Lender, then the Calculation Agent shall be an Eligible Calculation Agent appointed by the Lender (the “Replacement Calculation Agent”), and the parties shall work together in good faith to execute any appropriate documentation required by any Replacement Calculation Agent; provided further, that (x) if no Replacement Calculation Agent shall have been so appointed and shall have accepted such appointment within three Business Days of the occurrence of such Insolvency Event with respect to the Lender, then the Replacement Calculation Agent shall be an Eligible Calculation Agent appointed by the Borrower and (y) the Lender shall pay any fee charged by any Replacement Calculation Agent for serving in such role. Unless otherwise specified herein, the Calculation Agent shall make all adjustments, calculations and determinations hereunder, and shall do so in good faith in a commercially reasonable manner. All calculations and determinations of the Calculation Agent so made shall be conclusive and binding on the parties, absent manifest error.
“Cash Collateral Value” means, as of any date of determination, the amount in Dollars equal to the sum of (x) the market value, as determined by the Calculation Agent, of any U.S. Treasuries included in the Collateral and (y) the amount of cash included in the Collateral, excluding (i) any cash in the Reserve Account and (ii) prior to the exercise of the Pledged Warrants on August 15, 2011, the proceeds of the Loan.
“Certificated Unit Transfer Agent Letter” means a letter of instruction from the Company to the Unit Transfer Agent substantially in the form of Exhibit F.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any change or event that results in the Borrower’s Parent ceasing to directly or indirectly own and control of record and beneficially at least 100% of the Equity Interests of the Borrower.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender in accordance with Section 10.01.
“Closing Price” means, as of any date of determination, the closing price of one Unit on the Exchange on such date (or, if such date is not an Exchange Day, the immediately preceding Exchange Day) or, if no official closing price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices, in each case as determined by the Calculation Agent; provided that if a Market Disruption Event exists on such date or such immediately preceding Exchange Day, the “Closing Price” shall be the price determined by the Calculation Agent to be the market value of one Unit.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning specified in the Security Agreement.
“Collateral Account” has the meaning specified in the Security Agreement.
“Collateral Documents” means the Security Agreement, the Registration Rights Direction Letter, each Partnership Registration Rights Assignment, the Registration Rights Agreement Joinder, the Warrant Control Agreement, the Account Control Agreement, the Irrevocable Letter of Direction, the Issuer Consent Letter, the Certificated Unit Transfer Agent Letter, the Warrant Transfer Agent Letter and any additional pledges or security agreements required to be delivered pursuant to any other Loan Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.
“Collateral Requirement” means on any date the requirement that:
(a) the Lender shall have received from the Borrower a counterpart of each Collateral Document, duly executed and delivered by each party thereto other than the Lender, and a true, correct and complete copy of each Existing Pledged Agreement;

(b) (i) the Borrower’s Parent shall have contributed 1,507,669 Warrants and 5,520,879 Units to the Borrower (the “Initial Units”), (ii) any restrictive legend shall have been removed from the Initial Units and the Initial Units shall be held in book-entry form through the facilities of the Depositary Trust Company, (iii) Eagle Rock Holdings, L.P. shall have assigned its rights under Section 7.12 of the Partnership Agreement to the Borrower’s Parent, which shall have contributed such rights to the Borrower, in each case, pursuant to an agreement in form and substance satisfactory to the Lender and with respect to which the Lender shall be a third party beneficiary, in accordance with Section 7.12(f) of the Partnership Agreement (each such agreement, a “Partnership Registration Rights Assignment”), (iv) the Borrower shall have executed an agreement with Natural Gas Partners VIII, L.P., in form and substance satisfactory to the Lender and with respect to which the Lender shall be a third party beneficiary, in which the Borrower shall agree that, upon the Units becoming “Registrable Securities” under the Registration Rights Agreement, the Borrower shall be bound by and subject to the terms of the Registration Rights Agreement (the “Registration Rights Agreement Joinder”), (v) security entitlements in respect of the Initial Units shall have been credited to the Collateral Account in accordance with the Collateral Documents, (vi) the Borrower shall have transferred the certificate representing such Warrants to the Warrant Transfer Agent, accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender in accordance with the Collateral Documents, (vii) the Warrant Control Agreement shall have been executed by the parties thereto and (viii) pursuant to Section 7.12 of the Partnership Agreement or the Registration Rights Agreement, as applicable, the Borrower shall have delivered a letter (the “Registration Rights Direction Letter”) to the Company, in accordance with the applicable requirements for delivery of a “Demand Notice” under the Registration Rights Agreement and for delivery of a “request to register Partnership Securities” under the Partnership Agreement, in form and substance satisfactory to the Lender and with respect to which the Lender shall be a third party beneficiary, requesting the Company, upon notice by the Lender that an Event of Default has occurred and that the Lender is exercising its remedies under the Collateral Documents, to file a registration statement under the Securities Act covering the offer and sale by the Lender of the Pledged Units and the Pledged Warrants or any portion thereof;
(c) all documents and instruments, including UCC financing statements, required by Law or reasonably requested by the Lender to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Lender for filing, registration or recording;
(d) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;
(e) the Borrower shall have taken all other action required to be taken by the Borrower under the Collateral Documents to perfect, register and/or record the Liens granted by it thereunder; and
(f) the Borrower shall be in compliance with Section 3 of the Security Agreement.
“Collateral Shortfall” means, on any date of determination, that the LTV Ratio is equal to or greater than the Maintenance LTV Ratio.
“Company” means Eagle Rock Energy Partners, L.P., a Delaware limited partnership.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, investments or policies (including investment policies) of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, suspension of payment, controlled management, voluntary arrangement with creditors or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Units will cease to be listed, traded or publicly quoted on the Exchange for any reason (or that the Units so cease without announcement) and the Units have not been accepted for trading on any of The NASDAQ Global Select Market, The NASDAQ Global Market or the New York Stock Exchange effective as of a date on or prior to the anticipated date of de-listing on the Exchange, as determined by the Calculation Agent.
“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or any Equity Interests held by such Person.
“Disposition Date” means the closing date of a Disposition Event or, where a closing date cannot be determined under the local law applicable to such Disposition Event, such other date as determined by the Calculation Agent.
“Disposition Event” means any Disposition of all or substantially all of the assets of the Company if the Disposition Date (in the determination of the Calculation Agent) occurs or will occur on or before the Maturity Date.
“Dollar” and “$” mean lawful money of the United States.
“Early Closure” means the closure on any Exchange Day of the applicable Exchange prior to its scheduled closing time unless such earlier closing time is announced by such Exchange at least one hour prior to the actual closing time for the regular trading session on such Exchange on such Exchange Day, as determined by the Calculation Agent.

“Eligible Calculation Agent” means a national or international financial institution with expertise in equities and lending, which may be an Affiliate of the Lender as long as no Insolvency Event exists with respect to such Affiliate.
“Equity Collateral Value” means, as of any date of determination, the amount in Dollars determined by multiplying (a) the Closing Price as of such date by (b) the number of Units included in the Collateral as of such date.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock in (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock in (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Event of Default” has the meaning specified in Section 8.01.
“Exchange” means, as of any date of determination, The NASDAQ Global Select Market (or any successor thereto) or, if the Units are not then listed, traded or publicly quoted on The NASDAQ Global Select Market for any reason, the primary United States exchange or quotation system on which the Units are then listed, traded or publicly quoted.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Day” means any day the Exchange is open for trading.
“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Units on the Exchange on any scheduled Exchange Day, as determined by the Calculation Agent.
“Excluded Holder” has the meaning specified in the definition of “Free Float” below.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by such recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located by reason of a connection between such recipient and such taxing jurisdiction other than entering into this Agreement and receiving payments hereunder.
“Existing Pledged Agreements” means the Registration Rights Agreement and the Partnership Agreement.
“Extraordinary Event” means any Merger Event, Spin-Off, Tender Offer, Disposition Event, Nationalization, Insolvency, Delisting or Insolvency Filing.
“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, as determined by the Calculation Agent; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Calculation Agent.
“Financial Statements” means (a) initially, the most recent account statements of the Borrower’s Parent with respect to each asset contributed by the Borrower’s Parent to the Borrower on or before the Funding Date, and (b) from and after the end of the first fiscal quarter of the Borrower following the Closing Date, the documents required to be provided pursuant to Section 6.01.
“Floating Rate” means, with respect to an Interest Period for the Loan, the per annum rate equal to LIBOR for such Interest Period plus the Spread; provided that if the Loan is converted to a Base Rate Loan pursuant to Section 3.02, the Floating Rate shall be the per annum rate equal to the Base Rate plus the Spread.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Free Float” means, as of any date of determination, the number of Units equal to (i) the total number of Units then issued and outstanding minus (ii) the total number of Units “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held by (a) any officer or director of the Company or (b) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) that beneficially owns or otherwise holds more than 10% of the total Units issued and outstanding (any such person or group described in this clause (b), an “Excluded Holder”), as determined by (x) any publicly available information issued by the Company or (y) any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority. For purposes of clause (ii), with respect to a Long Position of any person or group, the total number of Units underlying such Long Position shall be used.

“Free Float Event” has the meaning specified in Section 2.03(d).
“Free Float Percentage” means, as of any date of determination, the percentage determined by dividing (a) the total number of Units included in the Free Float by (b) the total number of Units issued and outstanding as determined in the manner described in the definition of Free Float.
“Funding Date” has the meaning specified in Section 2.01.
“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means, with respect to any Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies) having jurisdiction or authority over such Person.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The term “Guarantee” as a verb has a corresponding meaning.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) any Swap Contract under which such Person has or may have a net payment obligation;
(d) all obligations of such Person to pay the deferred purchase price of property or services;
(e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) capital leases and Synthetic Lease Obligations to which such Person is a party or to which such Person or its assets are subject;
(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Loan Amount” means $9,046,014.
“Initial Units” has the meaning specified in the definition of “Collateral Requirements” above.
“Insolvency” means that by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting the Company, (A) all of the Units are required to be transferred to a trustee, liquidator or other similar official or (B) holders of the Units become legally prohibited from transferring such Units.

“Insolvency Event” means, with respect to any Person, that such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged for 30 days; or any proceeding under any Debtor Relief Law relating to such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for 30 days, or an order for relief is entered in any such proceeding
“Insolvency Filing” means that the Company institutes or has instituted against it any proceeding under any Debtor Relief Law; or makes an assignment for the benefit of its creditors; or applies for the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for it or for all or any material part of its property; or becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of its property.
“Interest Payment Date” means (i) November 20, 2011 and each February 20, May 20, August 20 or November 20 thereafter while the Loan is outstanding (or, if any such day is not a Business Day, the immediately succeeding Business Day) and (ii) the Maturity Date.
“Interest Period” means (i) in the case of the initial Interest Period, the period commencing on, and including, the Closing Date and ending on, but excluding, the next succeeding Interest Payment Date and (ii) in the case of any subsequent Interest Period for the Loan, the period commencing on, and including, the calendar day immediately following the last day of the immediately preceding Interest Period and ending on, but excluding, the next succeeding Interest Payment Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Irrevocable Letter of Direction” means a letter executed by the Borrower and acknowledged by the Company, dated as of the Closing Date and substantially in the form of Exhibit E.
“Issuer Consent Letter” means a letter executed by the Borrower and acknowledged by the Company and the Lender, dated as of the Closing Date and substantially in the form of Exhibit D.

“Laws” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, applicable to such Person, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto, and any other Person that becomes a party hereto pursuant to Section 10.06(b).
“Lender Account” means account number 400337614 at JPMorgan Chase Bank, NA in the name of Nomura Securities International, Inc., or such other account of the Lender or its Affiliate as is designated in writing from time to time by the Lender to the Borrower.
“LIBOR” means, with respect to any Interest Period (or other period determined by the Calculation Agent with respect to any overdue amount), the per annum rate as determined by the Calculation Agent for deposits in Dollars for a term coextensive with such Interest Period (or other period) which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period (or other period). For purposes of the preceding sentence, LIBOR for any Interest Period (or other period) of a length for which rates do not appear on Telerate Page 3750 shall be determined by the Calculation Agent through the use of straight line interpolation by reference to two LIBOR rates appearing on Telerate Page 3750, one of which shall be the rate for the period of time next shorter than the length of the Interest Period (or other period) and the other of which shall be the rate for the period of time next longer than the length of the Interest Period (or other period). If no such rate appears on Telerate Page 3750, LIBOR shall mean the per annum rate, determined on the basis of the rates at which deposits in Dollars for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the then-outstanding principal amount of the Loan or overdue amount are offered by four major banks in the London interbank market, selected by the Calculation Agent, at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period (or other period). If at least two such quotations are provided, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the per annum rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such day for loans in Dollars to leading European banks for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the then-outstanding principal amount of the Loan or overdue amount. If such rate is not available at such time for any reason, then the rate for that Interest Period (or other period) will be determined by such alternate method as reasonably selected by the Calculation Agent. The then-outstanding principal amount of the Loan for its initial Interest Period shall be deemed to be equal to the Initial Loan Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” has the meaning specified in Section 2.01.
“Loan Amount” means, as of any date of determination, the sum of (i) the principal amount of the Loan then outstanding, (ii) all accrued and unpaid interest thereon and (iii) all other monetary Obligations then outstanding.
“Loan Documents” means this Agreement, the Note, if any, and the Collateral Documents.
“London Banking Day” means any Business Day that is also a day on which commercial banks are open for international business (including dealing in Dollar deposits) in London.
“Long Position” means any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, in respect of the Units that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of the Units.
“LTV Ratio” means, as of any date of determination, the percentage determined by dividing (a) the Loan Amount less the Cash Collateral Value by (b) the Equity Collateral Value, all as of such date.
“Maintenance LTV Ratio” means, as of any date of determination, the percentage determined by dividing (a) the Loan Amount as of such date by (b) the product of (x) the sum of the number of Initial Units and the number of Underlying Units then included in the Collateral and (y) the Maintenance Price.
“Maintenance Price” means the price per Unit specified in Schedule 1.01, subject to adjustment by the Calculation Agent from time to time upon any split or combination of the Units, any distribution of Units to holders of Units or any other corporate transaction or event with a similar effect that occurs following the date hereof.
“Make-Whole Amount” means, with respect to any prepayment of the Loan by the Borrower other than voluntary prepayments pursuant to Section 2.03(b), an amount equal to the product of (a) the principal amount of the Loan being prepaid, (b) the Make-Whole Percentage and (c) the number days from, and including, the date of such prepayment to, but excluding, the scheduled Maturity Date divided by 360.
“Make-Whole Percentage” has the meaning specified in Schedule 1.01.

“Margin Facility” means any Indebtedness of, or any Swap Contract entered into by, any Affiliate of Borrower that is secured by or references the Units.
“Market Disruption Event” means an Early Closure, an Exchange Disruption, or a Trading Disruption.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties (other than a material adverse effect upon the market value of the Pledged Units and the Pledged Warrants), liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document; or (d) a material adverse effect on the ability of the Lender to exercise its remedies at the times and in the manner contemplated by the Loan Documents; provided, that no change or effect shall be deemed to constitute, nor shall any change or effect be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change or effect is comprised of or results from, arises out of, or relates to (x) a general deterioration in the economy or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally or (y) changes in conditions in the capital or financial markets generally.
“Material Contract” means any Contractual Obligation to which the Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Nonpublic Information” means information (i) that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act, and (ii) to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Units.
“Maturity Date” means the day that is three years following the Closing Date (or, if such day is not a Business Day, the immediately succeeding Business Day).
“Merger Date” means the closing date of a Merger Event or, where a closing date cannot be determined under the local law applicable to such Merger Event, such other date as determined by the Calculation Agent.
“Merger Event” means any (a) reclassification or change of the Units that results in a transfer of or an irrevocable commitment to transfer all of the Units outstanding to another entity or person, (b) consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of the Units then outstanding), (c) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Units that results in a transfer of or an irrevocable commitment to transfer all such Units (other than Units owned or controlled by such other entity or person), or (d) consolidation, amalgamation, merger or binding share exchange of the Company or its Subsidiaries with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of all the Units outstanding but results in the outstanding Units (other than Units owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding Units immediately following such event, in each case if the Merger Date (in the determination of the Calculation Agent) has occurred or is anticipated to occur on or before the Maturity Date.

“Minimum Price” means the price per Unit specified in Schedule 1.01, subject to adjustment by the Calculation Agent from time to time upon any split or combination of the Units, any distribution of Units to holders of Units or any other corporate transaction or event with a similar effect that occurs following the date hereof.
“Nationalization” means that all of the Units or all or substantially all of the assets of the Company are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.
“NGP Fund” means Natural Gas Partners VIII, L.P.
“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the indebtedness of the Borrower resulting from the Loan, substantially in the form of Exhibit A.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, each certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Loan Agreement” means the Margin Loan Agreement, dated as of the date hereof, between ERH NGP 7 SPV, LLC and the Lender.
“Other Taxes” means all present or future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, including any interest or penalties thereon, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, or the filing, registration, recording or perfection of any security interest contemplated by the Loan Documents.

“Participant” has the meaning specified in Section 10.06(c).
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P., dated as of May 24, 2010, as the same may be amended and restated from time to time.
“Partnership Registration Rights Assignment” has the meaning specified in the definition of “Collateral Requirement” above.
“Patriot Act” has the meaning specified in Section 5.14(a).
“Permitted Investments” means the Borrower’s Investments in the Initial Units, the Pledged Warrants and, upon any exercise of the Pledged Warrants, the Underlying Units issuable upon such exercise.
“Permitted Liens” means (i) the security interest in the Collateral granted pursuant to the Security Agreement, (ii) Liens in favor of the “Custodian” (as such term is defined in the Security Agreement) expressly contemplated by the Account Control Agreement and (iii) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.03.
“Permitted Restricted Payment” means a dividend or distribution by the Borrower to the Borrower’s Parent of cash, Pledged Warrants or U.S. Treasuries that have been released to the Borrower from the Collateral pursuant to Section 3(c)(i) or 3(c)(iii) of the Security Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) whether or not subject to ERISA or the Code, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA or any substantially similar non-US law, any ERISA Affiliate.
“Pledged Units” means, as of any date of determination, the Initial Units and, following any exercise of the Pledged Warrants, the Underlying Units included in the Collateral as of such date.
“Pledged Warrants” means, as of any date of determination, the Warrants included in the Collateral as of such date.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.

“Process Agent Agreement” has the meaning specified in Section 4.01(a)(xi).
“Register” has the meaning specified in Section 2.07(b).
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 3, 2011, between the Company and Natural Gas Partners VIII, L.P.
“Registration Rights Agreement Joinder” has the meaning specified in the definition of “Collateral Requirement” above.
“Registration Rights Direction Letter” has the meaning specified in the definition of “Collateral Requirement” above.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Replacement Calculation Agent” has the meaning specified in the definition of “Calculation Agent” above.
“Required LTV” means, with respect to any Margin Facility, any loan-to-value ratio that must be maintained to avoid an acceleration, margin call or mandatory prepayment thereunder, as determined by the Calculation Agent.
“Reserve Account” has the meaning specified in the Security Agreement.
“Reserve Amount” means, as of any date of determination, the sum of the two greatest quarterly distributions paid on the Pledged Units during the period from, and including, August 12, 2011 to, and including, such date of determination.
“Responsible Officer” means, with respect to a Person, any of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or director of such Person.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (however denominated, including as “yield,” and whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).
“Sanctions” has the meaning specified in Section 5.14(b).
“Scheduled Prepayment Cap” has the meaning specified in Schedule 1.01.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means the Security Agreement to be executed by the Borrower and the Lender substantially in the form of Exhibit C.
“Solvency Certificate” means a certificate executed by a Responsible Officer of NGP Fund substantially in the form of Exhibit G.
“Solvent” means, with respect to any Person, that, as of any date of determination, both (a) (i) the sum of such Person’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as conducted or as contemplated to be conducted as of such date of determination; and (iii) such Person has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spin-Off” means a distribution, whether as a dividend or otherwise, of Equity Interests of any Person (other than the Company) by the Company to the holders of the Units if the Spin-Off Ex-Date (in the determination of the Calculation Agent) has occurred or is anticipated to occur on or before the Maturity Date.
“Spin-Off Ex-Date” means, with respect to any Spin-Off, the first date on which the Units trade on the Exchange, regular way, without the right to receive the Equity Interests distributed in such Spin-Off (in the form of due bills or otherwise) as determined by the Exchange.
“Spread” has the meaning specified in Schedule 1.01.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps, futures, forwards or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event (other than a transaction consisting solely of an issuance of Units by the Company or sale of Units by any Excluded Holder (or any sale by an underwriter in connection with such an issuance or sale)) by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% and less than 100% of the outstanding Units, in each case, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant, if the Tender Offer Date (in the determination of the Calculation Agent) has occurred or is anticipated to occur on or before the Maturity Date.
“Tender Offer Date” means, in respect of a Tender Offer, the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained.
“Trading Disruption” means any material suspension of or limitation imposed on trading by the Exchange on any scheduled Exchange Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) and relating to the Units, as determined by the Calculation Agent.
“Trigger Event” has the meaning given in Section 2.03(c).
“Trigger Price” means the price per Unit specified in Schedule 1.01, subject to adjustment by the Calculation Agent from time to time upon any split or combination of the Units, any distribution of Units to holders of Units or any other corporate transaction or event with a similar effect that occurs following the date hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Underlying Units” means the Units, if any, that have been issued upon any exercise of the Pledged Warrants.
“Unexercised Warrants” has the meaning specified in Section 10.20.
“Unit Price Trigger” means, with respect to any Margin Facility, any minimum trading price per Unit (including any effective minimum trading price pursuant to a Required LTV provision, assuming for such purpose that the maximum principal amount thereunder is outstanding) that, if breached, may result in an acceleration, margin call or mandatory prepayment under such Margin Facility, as determined by the Calculation Agent.
“Unit Transfer Agent” means the “Transfer Agent” (as defined in the Partnership Agreement).
“United States” and “U.S.” mean the United States of America.
“Units” means the “Common Units” (as defined in the Partnership Agreement).
“U.S. Treasuries” means negotiable debt obligations issued by the U.S. Treasury Department (excluding derivatives of such securities and inflation-linked securities) having a remaining term to maturity of less than two years.
“Warrant Agreement” means the Warrant Agreement dated June 3, 2010 between the Company and the Warrant Transfer Agent.
“Warrant Control Agreement” has the meaning specified in the Security Agreement.
“Warrant Transfer Agent” means American Stock Transfer & Trust Company.
“Warrant Transfer Agent Letter” means a letter of instruction from the Company to the Warrant Transfer Agent substantially in the form of Exhibit F.
“Warrants” means the warrants issued by the Company pursuant to the Warrant Agreement.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein or therein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) in accordance with the terms hereof and thereof, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to the Loan Document in its entirety and not to any particular provision thereof, (iv) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

ARTICLE II.
THE LOAN.
2.01. The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the “Loan”) to the Borrower on August 15, 2011 (the “Funding Date”), in an amount equal to the Initial Loan Amount. For the avoidance of doubt, the Lender shall not have any obligation to make any loan hereunder if the conditions set forth in Sections 4.01 and 4.02 are not satisfied on the Funding Date. The Loan, or any portion thereof, once repaid may not be reborrowed.
2.02. Borrowing of the Loan.
(a) Upon satisfaction of the applicable conditions set forth in Section 4.01 and 4.02, the Lender shall deposit the Initial Loan Amount into the Collateral Account on the Funding Date.
(b) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for the Loan upon determination of such interest rate.
2.03. Prepayments.
(a) The Borrower may, without regard to whether the conditions set forth in Section 2.03(b) below are satisfied, upon notice to the Lender no later than 11:00 a.m. on the third Business Day prior to the date of such prepayment, at any time or from time to time, voluntarily prepay the Loan in whole or in part; provided that (i) any such prepayment shall be in a principal amount of at least $250,000 or, if less, the entire principal amount of the Loan then outstanding, (ii) no Default or Event of Default may be existing or would occur after giving effect to such voluntary prepayment and (iii) no Collateral Shortfall may exist after giving effect to such prepayment. Each such notice shall be irrevocable and shall specify the date of such prepayment and the amount of principal being prepaid. The Borrower shall make such prepayment, and the related prepayment amount specified in such notice shall be due and payable, on the date specified therein, subject to the conditions set forth above.
(b) The Borrower may, on any Interest Payment Date, without regard to whether the conditions set forth in Section 2.03(a) above are satisfied, upon notice to the Lender no later than 11:00 a.m. on the third Business Day prior to such Interest Payment Date, voluntarily prepay the Loan in whole or in part in an amount selected by the Borrower not to exceed the Scheduled Prepayment Cap; provided that (i) at least two quarterly distributions shall have been paid on the Units on or after August 12, 2011, (ii) the amount of cash in the Reserve Account following such prepayment and after the payment of interest on such Interest Payment Date must equal or exceed the Reserve Amount, (iii) no Default or Event of Default may be existing or would occur after giving effect to such voluntary prepayment and (iv) no Collateral Shortfall may exist after giving effect to such prepayment. Each such notice shall be irrevocable and shall specify the Interest Payment Date on which such prepayment will be made and the amount of principal being prepaid.

(c) If following the close of trading on any Exchange Day (i) the Closing Price is less than the Trigger Price and (ii) a Collateral Shortfall exists (a “Trigger Event”), the Borrower shall, on or prior to the first Business Day following receipt of notice from the Lender of such Trigger Event, prepay the Loan and/or deliver cash and U.S. Treasuries to the Lender as Collateral pursuant to Section 3(d) of the Security Agreement, in an aggregate amount of prepayments and deliveries sufficient to eliminate the Collateral Shortfall (giving effect to any such prepayment for purposes of calculating the LTV Ratio, but excluding the effect of any such prepayment for purposes of calculating the Maintenance LTV Ratio).
(d) If the Free Float Ratio at any time is less than 35% (a “Free Float Event”) the Borrower shall, on or prior to the second Business Day following receipt of notice from the Lender of such Free Float Event, prepay the Loan and/or deliver cash and U.S. Treasuries to the Lender as Collateral pursuant to Section 3(d) of the Security Agreement, in an aggregate amount of prepayments and deliveries sufficient to cause the ratio determined by dividing (x) the Loan Amount less the Cash Collateral Value by (y) the Loan Amount to be less than or equal to the ratio determined by dividing (x) the Free Float Percentage by (y) 35%.
(e) If (i) the sum of (x) the Loan Amount less the Cash Collateral Value and (y) the “Loan Amount” less the “Cash Collateral Value” (each as defined in the Other Loan Agreement) exceeds (ii) the AWTV Limit (an “AWTV Deficit”) on any day, the Borrower shall, on or prior to the second Business Day following receipt of notice from the Lender of the occurrence of such AWTV Deficit, prepay the Loan and/or deliver cash and U.S. Treasuries to the Lender as Collateral pursuant to Section 3(d) of the Security Agreement, in an aggregate amount of prepayments and deliveries sufficient to eliminate such AWTV Deficit.
(f) Each prepayment of the Loan shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts required pursuant to Section 3.04. In addition, each prepayment of the Loan, other than voluntary prepayments pursuant to Section 2.03(b), shall be accompanied by payment of the applicable Make-Whole Amount.
2.04. Repayment of the Loan. The Borrower shall repay to the Lender on the Maturity Date the principal amount of the Loan outstanding on such date together with all accrued interest thereon and any amounts owed to the Lender under Section 3.01 or 3.03.
2.05. Interest.
(a) Subject to the provisions of subsection (b) below, the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from, and including, the first day of such period to, and including, the last day thereof at a rate per annum equal to the applicable Floating Rate for such Interest Period.
(b) (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, to the fullest extent permitted by applicable Laws, such amount shall thereafter bear interest at a rate per annum equal to the sum of (A) the Floating Rate applicable to such amount and (B) 2.0 % for each day until such amount and any interest thereon is paid in full.
(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as expressly provided herein, accrued interest on the Loan shall be payable in arrears on each Interest Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.06. Computations. All computations of interest shall be made by the Calculation Agent on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that if the Loan (or any portion thereof) is repaid on the same day on which it is made, the Loan (or such portion) shall, subject to Section 2.08(a), bear interest for one day.
2.07. Evidence of Debt.
(a) Lender’s Evidence of Debt. The Lender shall maintain on its internal records an account or accounts evidencing the Obligations, including the principal amount of the Loan outstanding and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Obligations owed to the Lender in respect of the Loan; provided further, that, in the event of any inconsistency between the Register and the Lender’s records, the recordations in the Register shall govern.
(b) Register. The Lender shall record in a register (the “Register”) the initial principal amount of the Loan and each repayment or prepayment in respect of the principal amount thereof, and any such recordation shall be conclusive and binding on the Borrower and the Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Obligations. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(c) Notes. If the Closing Date has occurred, upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Loan, in addition to the foregoing accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.
2.08. Payments Generally.
(a) All payments to be made by or on account of any obligation of the Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off, except with respect to Taxes as provided in Section 3.01. Except as otherwise expressly provided herein, all payments by or on account of any obligation of the Borrower hereunder shall be made to the Lender at the Lender Account in Dollars and in immediately available funds on the date specified herein. If by 3:00 p.m. New York time on any Interest Payment Date the Borrower has not made the required interest payment in accordance with the immediately preceding sentence, the Lender shall have the right to transfer cash in the amount of such payment from the Reserve Account to the Lender Account in satisfaction of the Borrower’s obligation to make such payment.

(b) If any payment to be made by or on account of any obligation of the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest.
(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.
2.09. Inability to Determine Rates. If the Calculation Agent determines that for any reason in connection with the making or any continuation of the Loan (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, (b) adequate and reasonable means do not exist for determining LIBOR for any Interest Period or (c) LIBOR for any Interest Period does not adequately and fairly reflect the cost to the Lender of funding the Loan, the Calculation Agent will promptly so notify the parties and, until the Calculation Agent revokes such notice, LIBOR on the Loan shall be equal to the rate notified to the parties by the Calculation Agent to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01. Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower made to the Lender (or any assignee) hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable to the Lender shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.02. Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund the Loan, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue the Loan shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall at its election, upon demand from the Lender, either (i) prepay the Loan or (ii) convert the Loan from a Eurodollar Loan to a Base Rate Loan, in each case on (or effective as of) the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain the Loan to such day, or immediately, if the Lender may not lawfully continue to maintain the Loan to such day; provided that if the Borrower does not notify the Lender of such election by the third Business Day preceding such prepayment or conversion, the Borrower shall be deemed to have elected conversion.
3.03. Increased Costs; Reserves.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Floating Rate);
(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or
(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital, or the capital of its holding company, if any, as a consequence of this Agreement or the Loan to a level below that which the Lender or its holding company, as applicable, could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company, as applicable, with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender and/or its holding company, as applicable, for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.04. Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any payment, prepayment or repayment of the Loan, or conversion of the Loan to a Base Rate Loan pursuant to Section 3.02, on a day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b) any failure by the Borrower (for a reason other than the failure of the Lender to make available on any date specified herein the Loan) to prepay the Loan on any date or in the amount specified herein, including any loss of anticipated profits (other than, in the case of clause (a), those derived from the Spread and/or the Make-Whole Percentage) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate or to maintain or replace the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.04, the Lender shall be deemed to have funded the Loan (or, in the case of a conversion to a Base Rate Loan, for the portion of the relevant Interest Period prior to such conversion) at the Floating Rate by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.
3.05. Mitigation Obligations. If the Lender requests compensation under Section 3.03, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
3.06. Survival. All of the Borrower’s obligations under this Article III shall survive repayment of the principal amount of the Loan and all other Obligations under the Loan Documents; provided that the Borrower shall not be required to compensate or indemnify the Lender pursuant to Section 3.01 or 3.04 for any loss, cost, expense, Indemnified Taxes, Other Taxes, penalties or interest suffered or incurred more than three years after the date the Loan Amount is paid in full.
ARTICLE IV.
CONDITIONS PRECEDENT TO THE LOAN
4.01. Conditions to the Closing Date. The obligation of the Lender to make the Loan on the Funding Date is subject to satisfaction of the following conditions precedent, on or prior to the date hereof:
(a) The Lender shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:
(i) executed counterparts of this Agreement;
(ii) if requested by the Lender, a Note executed by the Borrower;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer of the Borrower authorized to act as a Responsible Officer of the Borrower in connection with this Agreement and the other Loan Documents;
(iv) evidence of the Equity Interests in the Borrower held by each Person that directly or indirectly holds any Equity Interests in the Borrower, certified by a Responsible Officer of the Borrower;
(v) such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed under the laws of the State of Delaware, and that the Borrower is validly existing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;
(vi) copies of the Financial Statements;
(vii) a favorable opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Borrower, in form and substance satisfactory to the Lender and addressed to the Lender;
(viii) evidence of the results of searches for Liens and judgments against the Borrower and the Borrower’s Parent satisfactory to the Lender;
(ix) all applicable “know your customer” and other account opening documentation required by the Lender to be provided by the Borrower;
(x) the Issuer Consent Letter duly executed by all parties thereto;
(xi) a letter from the Process Agent confirming its appointment in accordance with Section 10.02(e) or an executed copy of the agreement appointing such Process Agent ( the “Process Agent Agreement”);
(xii) [Reserved];
(xiii) duly executed instruments of transfer or assignment in blank with respect to the Underlying Units to be issued upon exercise of the Pledged Warrants, in form and substance satisfactory to the Lender; and
(xiv) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may request.

(b) The Borrower shall have caused the delivery to the Lender of a Solvency Certificate signed by a Responsible Officer of the NGP Fund regarding the NGP Fund.
(c) The Borrower shall have executed and delivered the Irrevocable Direction Letter to the Company, which shall have been acknowledged by the Company.
(d) The Company and the Warrant Transfer Agent shall have executed and delivered the Warrant Transfer Agent Letter.
(e) The Company and the Unit Transfer Agent shall have executed and delivered the Certificated Unit Transfer Agent Letter.
(f) All of the conditions set forth in Section 4.01 of the Other Loan Agreement shall have been met.
4.02. Conditions to the Loan. The obligation of the Lender to make the Loan on the Funding Date is subject to the satisfaction of the following conditions, whether prior to or contemporaneously with the making of the Loan:
(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or that are contained in any document furnished under or in connection herewith or therewith, are true and correct on and as of the Funding Date, before and after giving effect to the borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(b) No Default shall exist or result from the Loan or from the application of the proceeds thereof.
(c) There has been no event or circumstance since the date hereof that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(d) All of the conditions set forth in Section 4.01 have been met.
(e) All of the conditions set forth in Section 4.02 of the Other Loan Agreement shall have been met.
(f) (A) The quarterly distribution to be paid on the Initial Units on August 12, 2011 shall have been deposited in the Reserve Account, and (B) the Initial Units and the Pledged Warrants shall each have been delivered to the Lender or its agent as Collateral, in each case pursuant to Section 3 of the Security Agreement.
(g) The Borrower shall have delivered to the Lender a duly completed election to purchase Units in the form set forth on the reverse of the certificate evidencing the Pledged Warrants, signed by a duly authorized representative of the Borrower, which shall specify that (a) the certificate representing any Pledged Warrants that are not exercised and (b) the certificate representing any Underlying Units issued upon exercise shall each be delivered to Nomura Securities International, Inc. at 2 World Financial Center, Building B, New York, NY 10281.

(h) No Collateral Shortfall shall exist or result from the making of the Loan.
(i) The Lender shall have received a certificate signed by a Responsible Officer of the Borrower (A) certifying that the conditions set forth in Section 4.01 and this Section 4.02 have been met, (B) certifying that the Financial Statements delivered on the Closing Date are true, correct and complete and that the Borrower has no other assets other than those evidenced by such account statements, (C) containing a list of all Indebtedness, other liabilities and/or commitments of the Borrower, a description of the material terms of each item on such list (including the amount of any liability thereunder, whether contingent, direct or otherwise, the due date for each such liability, the total unfunded commitment, if any, and the rate of interest, if any, applicable thereto) and a certification that such list is true, correct and complete and that the Borrower has no other Indebtedness, tax or other liabilities or commitments other than those set forth on such list and (D) either (x) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required.
(j) Subject to Section 10.04(a), the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute a reasonable estimate of such fees, charges and disbursements incurred or to be incurred by the Lender through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).
(k) The Collateral Requirement shall have been satisfied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.01. Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, (c) is duly qualified and is licensed under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all applicable Laws.

5.02. Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Collateral Documents) under, or require any payment to be made under (i) any Contractual Obligation of the Borrower or affecting the Borrower or its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject or (c) violate any Law.
5.03. Binding Effect. This Agreement has been, and each other Loan Document when delivered will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
5.04. Financial Statements; No Material Adverse Effect.
(a) The Financial Statements (i) fairly present the financial condition of the Borrower as of the date thereof and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b) Since the date of the most recently delivered Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.05. Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and other restrictions to which it or any of the Collateral is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (for purposes hereof, the Borrower shall be deemed to have disclosed to the Lender all information contained in the annual, quarterly and current reports and other documents publicly filed or furnished by the Company with the SEC). No report, financial statement, certificate or other information concerning the Borrower or the NGP Fund furnished (whether in writing or orally) by or on behalf of the Borrower, as applicable, to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
5.06. Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the best knowledge of the Borrower, after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its properties that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. The Borrower is not in default under or with respect to any Material Contract. No Default has occurred and is continuing and no Default or default under any Material Contract would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08. Compliance with Laws. The Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.
5.09. Taxes. The Borrower has filed all tax returns and reports required to be filed with any Governmental Authority, and has paid all taxes, assessments, fees and other governmental charges levied or imposed by any Governmental Authority upon it or its properties, income or assets otherwise due and payable. There is no proposed tax assessment against the Borrower. The Borrower is not party to any tax sharing agreement.
5.10. Assets; Liens. As of the date of the most recently delivered Financial Statements, the Borrower has no assets other than those specified in such Financial Statements and the Borrower is not engaged in any activity other than (x) investing in the Permitted Investments and (y) entering into and performing its obligations under the Loan Documents, and activities incidental thereto. The assets of the Borrower are subject to no Liens, other than the Permitted Liens. The Borrower has not made or consented to any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the Collateral or any of its other assets including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to the Lender under the Collateral Documents.
5.11. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for filings or recordings with respect to the Collateral to be made, or otherwise delivered for filing and/or recordation, as of the Closing Date.
5.12. Collateral Documents. Each of the representations and warranties of the Borrower contained in the Collateral Documents is true and correct.
5.13. Margin Regulations; Investment Company Act.
(a) None of the transactions contemplated by the Loan Documents (including the Loan and the use of proceeds thereof) will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including Regulations T, U and X of the FRB or any rules or regulations of any “self-regulatory organization” (as defined in Section 3(a)(26) of the Exchange Act) of which the Lender is a member.
(b) Neither the Borrower nor any Person Controlling the Borrower is required to be registered as an “investment company” under the Investment Company Act.

5.14. Trading with the Enemy Act; USA PATRIOT Act; Sanctions.
(a) Neither Borrower nor, to its knowledge, any of its Affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. § 1 et seq.), as amended. Borrower and, to its knowledge, each of its Affiliates is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept And Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended (the “Patriot Act”), to the extent that any such Act is applicable to it. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or governmental employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of a government, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b) Neither Borrower nor, to its knowledge, any of its Affiliates or its or their Related Parties is a Person that is the subject of any sanctions (i) administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or (ii) pursuant to the U.S. Iran Sanctions Act, as amended (collectively, the “Sanctions”). No part of the proceeds of any extension of credit hereunder will be used, directly, or to the Borrower’s knowledge, indirectly, or lent, contributed or otherwise made available to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as Lender, underwriter, advisor, investor, or otherwise).
5.15. Subsidiaries; Equity Interests. The Borrower has no Subsidiaries or employees. The Borrower has no Investments other than the Permitted Investments. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and are owned by the Borrower’s Parent free and clear of all Liens.
5.16. Advisors. The Borrower is entering into the transactions under the Loan Documents as principal (and not as agent or in any other capacity). Neither the Lender nor any of its Affiliates or agents is acting as a fiduciary for the Borrower. The Borrower has consulted with its own legal, regulatory, tax, business, investments, financial, and accounting advisors to the extent that it has deemed necessary, and it has made its own decision to enter into the Loan Documents based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Lender or any of its Affiliates or agents. The Borrower is entering into the transactions under the Loan Documents with a full understanding of the terms, conditions and risks thereof and it is capable and willing to assume those risks.
5.17. Solvency. The Borrower is, and upon the incurrence of any Obligations by the Borrower on any date on which this representation and warranty is made or deemed made, will be, Solvent.

5.18. Ownership of Units and Warrants. The Borrower owns 5,520,879 Units, and upon exercise of the Pledged Warrants will own an additional 1,507,669 Units, and does not maintain any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Units.
5.19. Organization Documents. The Borrower is in compliance with the terms and provisions of its Organization Documents.
5.20. ERISA and Related Matters. The Borrower does not maintain, and is not subject to any obligations or liabilities, contingent or otherwise, with respect to, any Plan. None of the assets of the Borrower are or could be deemed to be “plan assets” (as defined in Section 3(42) of ERISA) or assets of any Plan pursuant to any substantially similar non-US or other law.
5.21. Material Nonpublic Information. The Borrower is not aware of any Material Nonpublic Information regarding the Company, the Units or the Warrants.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as the Loan or any other Obligations shall remain unpaid or unsatisfied, the Borrower shall:
6.01. Financial Statements.
(a) As soon as available, but in any event within 30 days after the end of the fiscal year of the Borrower deliver to the Lender, in form and detail reasonably satisfactory to the Lender, an unaudited trial balance of the Borrower, as at the end of such fiscal year, and the related unaudited balance sheet and statement of income for such fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower, as fairly presenting in all material respects the financial condition and results of operations of the Borrower, prepared in accordance with GAAP (and including, if applicable, a confirmation that the Borrower had no cash flows other than those set forth in the account statements provided to the Lender pursuant to the Account Control Agreement).
(b) As soon as available and in any event within 15 days after the end of each fiscal quarter of the Borrower deliver to the Lender, in form and detail satisfactory to the Lender, (i) the most recent account statements of the Borrower with respect to each asset then owned by the Borrower, (ii) a list of all Indebtedness, liabilities and/or commitments of the Borrower, and (iii) a description of the material terms of each item on such list (including the amount of any liability thereunder, whether contingent, direct or otherwise, the due date for each such liability, the total unfunded commitment, if any, and the rate of interest, if any, applicable thereto).

6.02. Certificates; Other Information. Deliver to the Lender in form and detail satisfactory to the Lender:
(a) concurrently with the delivery of any Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and the Borrower shall cause the delivery of a Solvency Certificate signed by a Responsible Officer of NGP Fund;
(b) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Affiliate of the Borrower that Controls the Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding the Borrower, the Company, the Units or the Warrants;
(c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request;
(d) promptly and in any event within two Business Days of any Responsible Officer of the Borrower obtaining actual knowledge thereof, notice of the occurrence of any Default and a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action that Borrower has taken or proposes to take with respect thereto;
(e) promptly and in any event within two Business Days of any Responsible Officer of the Borrower obtaining actual knowledge thereof, notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (excluding any such matter with respect to which the Responsible Officer of the Borrower obtained knowledge or became aware of solely as a result of such Responsible Officer serving as a director of the Company or the general partner of the Company), including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower, (ii) any dispute, litigation, investigation, subpoena, regulatory action, proceeding or suspension between the Borrower and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower; provided that any such notice shall comply with Section 7.11;
(f) promptly after any Responsible Officer of the Borrower becomes aware that a Change of Control is reasonably likely to occur prior to the Maturity Date, notice of such likelihood, and promptly after the occurrence thereof, notice of the occurrence of a Change of Control;
(g) promptly after the Borrower obtains knowledge of the occurrence thereof, notice of any purchase of Units by any Affiliate of Borrower; and
(h) promptly after the occurrence thereof, of any material change in accounting policies or financial reporting practices by the Borrower.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(d) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.03. Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by it, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property and (c) all Indebtedness, as and when due and payable.
6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence as a limited liability company under the Laws of the State of Delaware and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.
6.05. Compliance with Laws and Material Contracts. (a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect), including compliance with Borrower’s reporting obligations under Sections 13 and 16 of the Exchange Act in respect of the transactions contemplated by the Loan Documents and (b) perform its obligations under all Material Contracts. The Borrower shall consult with the Lender before filing any report under the Exchange Act in respect of the Loan or the Liens of the Lender created under the Collateral Documents and shall provide a copy of any such report to the Lender promptly after it is filed.
6.06. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.
6.07. Exercise of the Pledged Warrants. Timely execute and deliver any instrument, agreement or other document, pay any fee and take any other action determined by the Lender to be necessary or advisable in connection with the exercise of the Pledged Warrants in the manner contemplated by Section 3(c) of the Security Agreement and the Warrant Control Agreement.
6.08. Examination Rights. (a) At any reasonable time and from time to time, permit the Lender or any of its agents or representatives, at Lender’s own expense, to examine and make copies of and abstracts from the records and books of account of Borrower and (b) as often as reasonably may be desired, discuss the affairs, finances and accounts of the Borrower with any of its officers or directors to ensure compliance by the Borrower with its obligations hereunder.
6.09. Further Assurances. Promptly, at its sole cost and expense and in such manner as the Lender may require, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby. The Borrower shall pay, or reimburse the Lender upon demand for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Lender’s Lien on the Collateral under the Loan Documents including reasonable legal fees, other fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of such Collateral, other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving such Collateral and the Lender’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or related to such Collateral; and all such amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations secured by such Collateral.

6.10. Other Financings. Prior to the execution of any definitive agreement in connection therewith, provide reasonable advance written notice to the Lender of any entry by an Affiliate of the Borrower into any Margin Facility, other than the Other Loan Agreement, and deliver to the Lender and the Calculation Agent copies of any loan documents governing such Margin Facility.
6.11. Information with Respect to the Units. Upon request from the Lender, promptly provide a written list specifying (a) each Affiliate of the Borrower that “beneficially owns” within the meaning of Rule 13d-3 of the Exchange Act Units or has one or more Long Positions with respect to the Units and (b) the number of Units beneficially owned by each such Affiliate or that underlie each such Long Position.
ARTICLE VII.
NEGATIVE COVENANTS
So long as the Loan or any other Obligations shall remain unpaid or unsatisfied, the Borrower shall not directly or indirectly:
7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of the Collateral or any other property of the Borrower, other than Permitted Liens.
7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Loan Documents.
7.03. Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
7.04. Dispositions. (i) Make any Disposition or enter into any agreement to make any Disposition, other than (x) any Disposition pursuant to the Loan Documents, (y) surrender of the Pledged Warrants and the exercise price therefor to the Warrant Transfer Agent pursuant to Section 3(c) of the Security Agreement or (z) any Permitted Restricted Payment or (ii) enter into any Swap Contract secured by or referencing any Units or Warrants.
7.05. Restricted Payments; Issuance of Equity Interests. (a) Declare or make, directly or indirectly, any Restricted Payment other than Permitted Restricted Payments, or incur any obligation (contingent or otherwise) to do so or (b) issue or sell any Equity Interests to any person other than the Borrower’s Parent.

7.06. Prohibited Activities.
(a) Engage in any activity other than (i) investing in Permitted Investments, (ii) entering into and performing its obligations under the Loan Documents, (iii) making Permitted Restricted Payments or (iv) issuing Equity Interests in accordance with Section 7.05;
(b) Amend its Organization Documents; or
(c) Acquire or own any material assets other than (i) the Collateral and (ii) any cash or U.S. Treasuries that have been released to the Borrower pursuant to Section 3(c)(i) of the Security Agreement.
Without limiting the generality of the foregoing, the Borrower shall not engage in any activity that is not permitted by its Organization Documents.
7.07. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
7.08. No Subsidiaries. Form any Subsidiaries or conduct any business or hold any assets through any Subsidiary.
7.09. Investment Company Act. Take any action that would result in the Borrower or any Person Controlling the Borrower registering or being required to be registered as an “investment company” under the Investment Company Act.
7.10. Margin Regulations. Take any action that violates or results in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including Regulations T, U and X of the FRB or any rules or regulations of any “self-regulatory organization” (as defined in Section 3(a)(26) of the Exchange Act) of which the Lender is a member.
7.11. Material Nonpublic Information. Provide the Lender with any Material Nonpublic Information with respect to the Company, its Subsidiaries or their securities in any communication without first notifying the Lender in writing in accordance with the following sentence that such communication contains Material Nonpublic Information and receiving confirmation from the Lender that it wishes to receive such information and instruction from the Lender regarding the person or persons to whom such information shall be delivered. Any notice pursuant to the preceding sentence should be delivered to: Control Room, Attn: Fernando Del Puerto, Email: fernando.del.puerto@nomura.com or via fax to 646-587-9797. If the Lender refuses to receive such Material Nonpublic Information, Borrower shall only deliver the communication to the extent that it does not contain Material Nonpublic Information, in which event Borrower shall not be deemed to have breached any covenant in the Loan Documents requiring the Borrower to provide such information to the Lender. Absent such notification of Borrower, Borrower shall be deemed to have represented that such communication contains no such Material Nonpublic Information.

7.12. Negative Pledges. Enter into any agreement (other than the Loan Documents) that (a) prohibits the creation or assumption of any Lien upon any of the assets or property of the Borrower or (b) prohibits the amendment or other modification of this Agreement or any other Loan Document.
7.13. Investments. Make any Investment other than a Permitted Investment.
7.14. Use of Proceeds. Use the proceeds of the Loan for any purpose other than to pay the exercise price of the Pledged Warrants, any Obligation and any other fees and expenses payable in connection with the Loan Documents.
7.15. ERISA and Related Matters.
(a) Maintain, contribute or incur any obligation to, or agree to maintain, contribute or incur any obligation to, or permit any ERISA Affiliate to maintain, contribute or incur any obligation to, or agree to maintain, contribute or incur any obligation to, any Plan; or
(b) Engage in or permit any transaction that would result in the assets or property of the Borrower being deemed to be “plan assets” (as defined in Section 3(42) of ERISA) or assets of any Plan pursuant to any substantially similar non-US or other law.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01. Events of Default. Any of the following shall constitute an Event of Default:
(a) Non-Payment. The Borrower fails to pay when and as required to be paid herein, any amount of principal of the Loan or any interest on the Loan or other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.03, 6.01, 6.02, 6.04(a), 6.07, 6.10 or 6.11 or Article VII of this Agreement or in Sections 3(a), (b), (d) or (e) or 5(c) or (d) of the Security Agreement; or
(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 15 days; or
(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any certificate, financial statement or other document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Affiliate of the Borrower fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under any Margin Facility, (ii) any Affiliate of Borrower fails to observe or perform any other agreement or condition relating to any Margin Facility or contained in any instrument or agreement evidencing or securing such Margin Facility or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of the Indebtedness thereunder (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or new or additional collateral in respect thereof to be demanded or (iii) any Margin Facility that is a Swap Contract is closed out or terminated before its scheduled termination due to an event of default, early termination event or otherwise; or
(f) Suspension of Trading. There is a suspension of trading in the Units and such suspension continues for more than five scheduled Exchange Days or more than two Exchange Days; or
(g) Minimum Price. The Closing Price is less than the Minimum Price for three consecutive Exchange Days; or
(h) Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged for 30 days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of the Borrower and continues undismissed for 30 days, or an order for relief is entered in any such proceeding; or
(i) Extraordinary Events. Any Extraordinary Event occurs or the Company or any third party announces its intention to enter into a transaction or take any action that would, if consummated, constitute an Extraordinary Event, as determined by the Calculation Agent, and the Calculation Agent determines that (i) such Extraordinary Event is reasonably likely to occur and (ii) (A) no adjustment pursuant to Section 10.11 would adequately account for the actual or expected effect of such Extraordinary Event on the transactions contemplated by the Loan Documents, the value of the Collateral or the ability of the Lender to exercise its remedies upon an Event of Default (including, without limitation, any actual or expected effect on AWTV or Free Float) or (B) any Transfer Restrictions (as defined in the Security Agreement) may be imposed on the Collateral as a result of such Extraordinary Event; or
(j) Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and is not released or vacated within 30 days after its issue or levy; or

(k) Judgments. There is entered against the Borrower (i) a final judgment, decree or order for the payment of money or (ii) any one or more non-monetary final judgments, decrees or orders that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced upon such judgment or order or (B) such judgment, order or decree shall not have been vacated or discharged within 30 days from entry; or
(l) Invalidity of Loan Documents. Any provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document or the Borrower denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any provision of any Loan Document or any Loan Document is modified or terminated without the Lender’s consent; or
(m) Lien Defects. Any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject thereto, securing the Obligations purported to be secured thereby, subject to no prior or equal Lien, or the Borrower (or, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), the party having control (as defined in Sections 8-106 and 9-106 of the UCC) of such Collateral) shall so assert in writing, other than any such failure arising or resulting from any action or inaction on the part of the Lender; or
(n) Material Adverse Effect. Any event shall occur after the date hereof that has or could reasonably be expected to have a Material Adverse Effect as determined by the Lender in its sole discretion; or
(o) Change of Control. There occurs any Change of Control; or
(p) Prohibited Margin Facilities. Any Affiliate of the Borrower enters into a Margin Facility with a Unit Price Trigger greater than the Minimum Price or a Required LTV lower than the Maintenance LTV Ratio; or
(q) Failure to File. On or before August 15, 2012, the Company fails to file any required report under Section 13 or 15(d) of the Exchange Act, other than reports on Form 8-K; or
(r) Book-entry Form. Following the second Business Day after February 15, 2012, (x) the restrictive legend has not been removed from the certificates evidencing Underlying Units or (y) the Underlying Units are not held through the facilities of the Depositary Trust Company; or

(s) Registration Rights. (A) The Borrower or any Affiliate of the Borrower (x) makes any request pursuant to Section 7.12 of the Partnership Agreement for the Company to file a registration statement under the Securities Act, other than pursuant to the Registration Rights Direction Letter or at the direction of the Lender or (y) makes more than four “Demand Registrations” within the meaning of the Registration Rights Agreement or (B) Eagle Rock Energy GP, L.P. ceases to be general partner of the Company within one year following the Closing Date.
8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a) declare all or any portion of the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(b) exercise all rights and remedies available to it under the Loan Documents (including the enforcement of any and all Liens created pursuant to the Collateral Documents) and applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or any other similar Debtor Relief Law, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.
ARTICLE IX.
RESERVED.
ARTICLE X.
MISCELLANEOUS
10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
10.02. Notices; Effectiveness; Electronic Communication; Responsible Officers.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02, subject to Section 7.11.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to any Person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by such Person. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless a Person otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the other party.
(d) Reliance. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and each of its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender and the Borrower hereby consents to such recording.
(e) Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any suit, action or proceeding brought under any Loan Document in the State of New York may be made upon National Registered Agents, Inc. (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in the manner provided in Section 10.15(d).

(f) Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
10.03. No Waiver; Cumulative Remedies.
No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
10.04. Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower shall pay (i) all reasonable expenses incurred by the Lender or its Affiliates (including the fees, charges and disbursements of counsel for any of the foregoing) in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, (B) the administration of this Agreement and the other Loan Documents and (C) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all expenses incurred by the Lender and its Affiliates (including the fees, charges and disbursements of any counsel for any of the foregoing) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Loan made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Loan.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by any Person, and regardless of whether any Indemnitee is a party thereto; provided; that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither party hereto shall assert, and each party hereto hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d) Payments. All amounts due under this Section shall be payable by the Borrower on demand therefor.
(e) Survival. The agreements in this Section shall survive the repayment of all Obligations under the Loan Documents.
10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.06. Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of assignment in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lender. The Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan) pursuant to documentation acceptable to the Lender and the assignee; provided that (i) prior to the time that the Loan has been funded by the Lender on the Funding Date, any such assignment shall be made only with the prior written consent of the Borrower (such consent not to be unreasonably withheld) and (ii) unless an Event of Default has occurred and is continuing, such assignee must be a financial institution regularly engaged in the business of lending; provided, further, that each such assignment pursuant to this Section 10.06(b) shall be either (i) in an aggregate amount of not less than $1,000,000 or (ii) an assignment of all of the Lender’s rights and obligations hereunder. From and after the effective date specified in such documentation, such assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04, 10.05 and 10.09 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.
(c) Participations. The Lender may at any time, without the consent of the Borrower, sell participations to any Person (other than the Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.
(d) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.

10.07. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any of its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Post-Default Hedging Costs. After the occurrence of an Event of Default and acceleration of the Loan, the Borrower shall pay, on demand, the Lender’s losses (including market losses), costs, charges, fees, expenses, taxes or duties of any kind (including, for these purposes, a reduction in rebate received by the Lender in respect of its own borrowing of securities) in connection with (i) the Loan or (ii) the Lender’s acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s), position(s) or asset(s) that the Lender deems necessary (in its sole discretion) to hedge the market risk of the Collateral, which transaction(s), position(s), or asset(s) were entered into or acquired after the occurrence of an Event of Default that has not been waived by the Lender, in each case regardless of whether such transaction(s), position(s), or asset(s) were entered into with or acquired from third parties, an Affiliate of the Lender or the Lender’s internal sources. The Borrower’s obligation under this Section 10.09 shall survive termination of this Agreement and payment in full of the Loan and all other Obligations.
10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
10.11. Calculation Agent Adjustments; Extraordinary Events. If an Extraordinary Event occurs or the Company or any third party announces its intention to enter into a transaction or take any action that would, if consummated, constitute an Extraordinary Event, as determined by the Calculation Agent, and the Calculation Agent determines such Extraordinary Event is reasonably likely to occur, the Calculation Agent may (i) adjust one or more of the Applicable Spread, the Maintenance Price, the Trigger Price, the Collateral Equity Value, the Free Float Percentage, the AWTV Limit and any other economic term in the Loan Documents, as the Calculation Agent determines appropriate to account for the actual or expected effect of such Extraordinary Event on the transactions contemplated by the Loan Documents (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Units or to such transactions), the value of the Collateral or the ability of the Lender to exercise its remedies upon an Event of Default (including, without limitation, any actual or expected effect on the AWTV or the Free Float) and (ii) determine the effective date of such adjustment.
10.12. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document required to be delivered pursuant hereto or thereto or required to be delivered in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation shall remain unpaid or unsatisfied.
10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15. Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.16. Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
10.17. Judgment.
(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under any Loan Document in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with such other currency at its principal office at 11:00 A.M. on the Business Day preceding that on which final judgment is given, subject to clause (b) below.
(b) The obligations of the Borrower in respect of any sum due to the Lender under any Loan Document shall, notwithstanding any judgment in any currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency, the Lender may in accordance with normal banking procedures purchase Dollars with such other currency. If the amount of Dollars so purchased is less than such sum due to the Lender, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of Dollars so purchased exceeds such sum due to the Lender, the Lender agrees to remit to the Borrower such excess.

10.18. USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.
10.19. Bankruptcy Code. The parties hereto agree that, to the fullest extent permitted by applicable Law, this Agreement is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code; any cash, securities or other property provided as Collateral constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and all payments for, under or in connection with this Agreement constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code.
10.20. Additional Loans; Unexercised Warrants. Notwithstanding the provisions of this Agreement to the effect that there is a single loan on the Funding Date, if (a) the proceeds of the Loan on the Funding Date are insufficient to permit the exercise in full of the Pledged Warrants (any such unexercised Pledged Warrants, the “Unexercised Warrants”) and (b) the Lender, in its sole discretion, so elects, the Lender may make one or more additional loans (the “Additional Loans”) in an amount determined by the Lender, the proceeds of which shall be used by the Borrower solely to exercise Unexercised Warrants and for expenses in connection with the Additional Loans and such exercise, in which case such Additional Loans shall be included in the Loan and Obligations and the Borrower and the Lender shall enter into such amendments to the Loan Documents as may be necessary to reflect the Additional Loans and such inclusion. If (x) the Lender, in its sole discretion does not elect to fund any Additional Loans and (y) the LTV Ratio is no more than 15%, then the Lender shall release any Unexercised Warrants from the Collateral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ERH NGP 8 SPV, LLC
By:	/s/ Kenneth A. Hersh
	Name:	Kenneth A. Hersh
	Title:	Chief Executive Officer & President

NOMURA SECURITIES (BERMUDA) LTD., as Lender
By:	/s/ Donald F. Folkard
	Name:	Donald F. Folkard
	Title:	President

Schedule 1.01
ADDITIONAL TERMS

Make-Whole Percentage:	4.00%

Maintenance Price:	$6.43 per Unit, subject to adjustment as set forth in the definition of “Maintenance Price” in Section 1.01 of the Agreement.

Minimum Price:	$5.00 per Unit, subject to adjustment as set forth in the definition of “Minimum Price” in Section 1.01 of the Agreement.

Scheduled Prepayment Cap:	$860,205

Spread:	4.00% per annum; provided that if the Loan is converted to a Base Rate Loan pursuant to Section 3.02 of the Agreement, the Spread shall be 3.00% per annum.

Trigger Price:	$5.72 per Unit, subject to adjustment as set forth in the definition of “Trigger Price” in Section 1.01 of the Agreement.

Sch. 10.02-1

Schedule 10.02
Addresses for Notices
ERH NGP 8 SPV, LLC
125 E. John Carpenter Freeway, Suite 600
Irving, Texas 75062
Attn: Christopher Ray
Telephone: 972-432-1440
Fax: 972-432-1441
NOMURA SECURITIES (BERMUDA) LTD.,
c/o Nomura Securities International, Inc.
2 World Financial Center, Building B
New York, New York 10281
Attn: Legal Department
Tel: 212-667-9300
Fax: 212-667-1661
Email: Steven.Zoric@nomura.com
NOMURA SECURITIES INTERNATIONAL, INC.
2 World Financial Center, Building B
New York, New York 10281
Email: William.Brett@nomura.com
Tel: 212-667-2121
Fax: 646-587-8621
copy to:
Legal Department:
Email: Rafal.Nowak@nomura.com
Tel: 212-298-4502
Fax: 646-587-9776

Sch. 10.02-1